UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   September 29, 2004

Electronic Data Systems Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-11779	75-2548221

(Commission File Number)	(IRS Employer Identification No.)

5400 Legacy Drive, Plano, Texas	75024

(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On September 29, 2004, Electronic Data Systems Corporation, a Delaware corporation ("EDS"), entered into a $550 million Three-and-One-Half Year Multi Currency Revolving Credit Agreement with a bank group including Citibank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent.  The new facility replaces EDS' five year $550 million revolving credit facility, which expired on September 15, 2004.  The new facility may be used for general corporate borrowing purposes and the issuance of letters of credit.  EDS anticipates utilizing the new facility principally for the issuance of letters of credit, including the replacement of certain currently outstanding letters of credit issued by a variety of lending institutions.

The aggregate availability under the new facility, together with EDS' $450 million Three-Year Multi-Currency Revolving Credit Agreement entered into in September 2003, is $1 billion.  There are currently no amounts outstanding under either of these facilities, although EDS anticipates the issuance of new and replacement letters of credit under the new facility in the near future, the amount of which would utilize availability under that facility.  The new facility includes financial and other covenants of the general nature contained in the facility it replaced.  EDS' secured accounts receivable facility, the availability under which is based on the amount of eligible U.S. trade receivables up to a maximum of $400 million, remains in place.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

September 29, 2004                                                                                                  By:   /s/ ROBERT H. SWAN

                                                                                                                                           Robert H. Swan, Executive Vice
                                                                                                                                           President and Chief Financial Officer

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